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                                                                    EXHIBIT 21.1

                                  SUBSIDIARIES

General Scanning GmbH
  Jurisdiction of Incorporation: Germany

General Scanning Asia Pacific Limited
  Jurisdiction of Incorporation: Hong Kong

General Scanning Japan K.K.
  Jurisdiction of Incorporation: Japan

GSI Export Corporation
  Jurisdiction of Incorporation: U.S. Virgin Islands

General Scanning France SARL
  Jurisdiction of Incorporation: France

General Scanning Limited
  Jurisdiction of Incorporation: United Kingdom

General Scanning Securities Corporation
  Jurisdiction of Incorporation: Massachusetts, United States

View Engineering, Inc.
  Jurisdiction of Incorporation: California, United States